Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of [DATE], by and between PREDICTIVE TECHNOLOGY GROUP, INC., a Nevada corporation (the "Company"), and __________, an individual (the "Executive").

In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1.

Employment; Location.  The Company hereby employs Executive and Executive hereby accepts such employment in the State of ________ or in such other location as may be mutually agreed between the parties.

2.

Term.  The Company agrees to employ Executive and Executive agrees to accept employment with the Company for a term commencing on the date hereof and continuing until either party gives thirty days notice of termination (the “Term”).

3.

Duties and Authorities.  During the Term (as defined below):

3.1

Executive shall act as ___________. Executive shall have such duties as may be assigned from time to time by the Board of Directors of the Company (the “Board”) and which are consistent with the role of ___________.  Executive shall participate in ______________.

3.2

Except as otherwise expressly provided herein, Executive shall diligently execute such duties and shall devote his part-time, skills and efforts to such duties, subject to the general supervision and control of the Board and officers of the Company. Executive will work for the Company on a full time basis.

4.

Compensation and Benefits.  The Company shall pay Executive, and Executive accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

4.1

Base Salary.  The Company shall pay Executive an annual salary of _________ ($_____) per year, payable in equal installments once monthly or at more frequent intervals in accordance with the Company's customary pay schedule, subject to such increases as the Company may determine from time to time in its sole discretion.

4.2

Stock Options. The Company will grant Executive an option to purchase _____ shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors.  This option grant shall be subject to the terms and conditions of Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements.  No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. The Stock Option Grants shall be in substantially the same form as attached hereto as Exhibit B.

4.3

Bonus Compensation.  Executive shall also be entitled to a cash bonus, if any, as the Board may determine is appropriate in its sole discretion. Any bonus shall be payable in accordance with the applicable payroll and/or other compensation policies and plans of the Company as from time to time in effect.

4.4

Additional Benefits.  Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health or dental program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company in accordance with the rules (if any) established by the Board in its discretion for participation in any such plans as may be in effect from time to time.

4.5

Vacation.  Executive shall be entitled to take a reasonable amount of paid vacation. Any questions about the reasonableness of Executive’s vacation shall be determined by the Company.  Executive agrees to give reasonable notice of his vacation scheduling requests, which shall be allowed subject to the Company's reasonable business needs.  Vacation may not be carried over from one year to the next year.

4.6

Deductions.  The Company shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on the compensation of Executive.

5.

Business Expenses.  Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his obligations under this Agreement, including expenses for travel, food and entertainment.  The Company shall reimburse Executive for all such business expenses if (a) such expenses are incurred by Executive in accordance with the Company's business expense reimbursement policy, if any, as may be established and modified by the Company from time to time, and (b) Executive provides to the Company a record of (1) the amount of the expense, (2) the date, place and nature of the expense, (3) the business reason for the expense and (4) all supporting documentation as may be required from time to time by the relevant tax laws or regulations.

6.

Termination.

6.1

Termination for Cause.  The Term and Executive's employment hereunder shall be terminable for Cause (as defined below) upon written notice from the Company to Executive.  As used in this Agreement, "Cause" shall mean one of the following:  (a) a material breach by Executive of the terms of this Agreement (including without limitation habitual neglect of or deliberate or intentional refusal to perform any of his material duties and obligations under this Agreement) other than due to Executive’s death or Disability (as defined in Section 6.2 below), not cured within two (2) weeks from receipt of notice from the Board of such breach, (b) material wrongful misappropriation of any money, assets or other property of the Company or any subsidiary or affiliate of the Company, (c) the conviction of Executive for any felony or a crime involving moral turpitude, or (d) Executive’s chronic alcoholism or chronic drug addiction.

6.2

Termination for Death or Disability.  In accordance with applicable law, the Board may terminate the Term for the death or Disability (as defined below) of Executive.  As used in this Agreement, "Disability" shall mean Executive is unable to perform (except due to chronic alcoholism or chronic drug addiction) the essential functions of his job and render services of the character previously performed in the ordinary course and that such inability continues for a period of at least three (3) consecutive months (or for shorter periods totaling more than three (3) months during any period of twelve (12) consecutive months).  Termination resulting from Disability may only be effected after at least thirty (30) days written notice by the Company of its intention to terminate Executive's employment.  Executive shall receive full compensation, benefits, and reimbursement of expenses pursuant to Sections 4 and 5 above through the date of termination, and no other amounts shall be payable (except pursuant to any Company disability or health plan in which Executive is then enrolled).  In the event of Executive’s death, the Company shall pay his estate full compensation, benefits and reimbursement of expenses pursuant to Sections 4 and 5 above through the date of such death and shall continue any health benefits in which Executive’s family was participating at the time of such death for a period of not less than such period as may be required by applicable law.

6.3

Termination by Executive.  Executive may terminate the Term and his employment with the Company and resign from any and all positions as officer or director of the Company and/or its subsidiaries only for Good Reason (as defined below).  As used in this Agreement, "Good Reason" shall mean any of the following:  (a) material breach of this Agreement by the Company that continues following not less than two (2) weeks written notice from Executive of such breach or (b) a requirement by the Company that the Executive relocate and/or perform a substantial portion of his work from a location outside of the state of ______. If Executive desires to terminate for Good Reason under clause (b) above, Executive shall provide written notice of such determination not later than 30 days of being informed in writing by the Company of the relevant requirement or event.  If Executive terminates for Good Reason, Executive shall be entitled to all amounts due and payable through the termination date under Sections 4 and 5 above and Section 6.4 below, and no other amounts shall be payable.

6.4

Severance. In the event (i) the Company terminates Executive’s employment for reasons other than Cause or Disability or (ii) Executive terminates Executive’s employment for Good Reason, then the Company will continue to pay Executive's full base salary for a period of ______ months from said termination date.

6.5

Effect of Termination.  In the event Executive's employment is terminated, all obligations of the Company and all obligations of Executive shall cease except that (i) the terms of this Section 6 and of Sections 8 through 20 below shall survive such termination and (ii) the terms of Section 7 below shall survive if the termination occurs under Section 6.1.  Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement.  The provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, as a result of any termination of Executive's employment.

7.

Covenant Not to Compete.

7.1

Noncompete.  During the term of my employment and for a period of one year thereafter (the “Restricted Period”) Executive will not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, representative, independent contractor, member of any association or otherwise) in any phase of the business which the Company is conducting during the term of this Agreement, including developing any products in the field of molecular diagnostics and HCT/Ps. Executive’s obligations under this Section 7.1 shall apply to the United States of America and any other geographic area in which the Company (i) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise, or (ii) has otherwise established its goodwill, business reputation or any customer or supplier relations.

7.2

Post-Termination Employment. Executive acknowledges that (i) in the event this Agreement terminates for any reason, Executive will be able to earn a livelihood without violating the above restrictions; and (ii) that Executive’s ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company.

7.3

Scope of Restraint Post-Termination Competition. The parties have attempted to limit Executive’s right to compete only to the extent necessary to protect the Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that if the scope or enforceability of the restrictive covenant is in anyway disputed at any time, a court or trier of fact may modify and enforce the covenant to the extent it believes to be reasonable under the circumstances existing at the time.

8.

Confidential Information.  Executive acknowledges that during his employment or consultancy with the Company he will develop, discover, have access to and/or become acquainted with technical, financial, marketing, personnel and other information relating to the present or contemplated projects or the conduct of business of the Company which is of a confidential and proprietary nature ("Confidential Information").  Executive agrees that all files, records, documents and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Executive hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information.  Executive further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement.  Upon termination of Executive's employment or consultancy with the Company for any reason, (a) Executive shall promptly deliver to the Company all materials, documents, data, equipment and other physical property of any nature containing or pertaining to any Confidential Information, and (b) Executive shall not take from the Company's premises any such material or equipment or any reproduction thereof.

9.

Inventions.

9.1

Disclosure of Inventions.  Executive hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any "Employment Inventions" (as defined in Section 9.3 below) while he is employed by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Inventions to the Board or to any other Company officer designated by the Board.

9.2

Ownership, Assignment, Assistance and Power of Attorney.  All Employment Inventions shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights or other statutory or common law protection for such Employment Inventions in any country.  Executive hereby assigns to the Company any rights which he may acquire in such Employment Inventions.  Furthermore, Executive agrees to assist the Company in every proper way at the Company's expense to obtain patents, copyrights and other statutory or common law protections for such Employment Inventions in any country and to enforce such rights from time to time.  Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company.  Executive's obligations under this Section 9 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Executive at a reasonable rate after any such termination for the time which Executive actually spends at the Company's request in rendering such assistance.  In the event the Company is unable for any reason whatsoever to secure Executive's signature (after reasonable attempts to do so) to any lawful document required to apply for or to enforce any patent, copyright or other statutory or common law protections for such Employment Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and prosecution of such patents, copyrights or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.

9.3

Employment Inventions.  The definition of “Employment Invention” as used in this Section 9 is the definition found in Section 2 of the Utah Employment Inventions Act (Utah Code Ann. § 34-39-2) as follows:  "Employment Invention" means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:  (a) conceived, developed, reduced to practice, or created by the employee: (i) within the scope of his employment; (ii) on his employer's time; or (iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property; (b)  the result of any work, services, or duties performed by an employee for his employer; (c) related to the industry or trade of the employer; or (d) related to the current or demonstrably anticipated business, research, or development of the employer.

9.4

Exclusion of Prior Inventions.  Executive has identified on Exhibit A attached hereto a complete list of all inventions which Executive has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to employment with the Company and which Executive desires to exclude from the operation of this Agreement.  If no inventions are listed on Exhibit A, Executive represents that he has made no such inventions at the time of signing this Agreement.

9.5

Inventions of Third Parties.  Executive shall not disclose to the Company, use in the course of his employment, or incorporate into the Company's products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Company has received authorization from such third party and Executive has been directed by the Board to do so.

10.

Non-Solicitation.  Executive shall not during the term of this Agreement, and for a period of one (1) year following termination of employment with the Company, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as a consultant, any person who is, or was at any time within one (1) year prior to the Executive’s date of termination of employment with the Company, an employee of, or exclusive consultant to, the Company.

11.

No Conflicts.  Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee or consultant of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

12.

Equitable Remedies.  Executive acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 7, 8, 9, or 10 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy.  Accordingly, Executive hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

13.

Assignment.  This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by either party without the consent of the other party.

14.

Waiver or Modification.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

15.

Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and therein and supersede all prior oral or written understandings and agreements with respect to such specific subject matter.

16.

Severability.  If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.

17.

Notices.  All notices thereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested.  Such notices shall be deemed to have been given:  (a) if delivered in person, on the date of delivery; (b) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (Salt Lake City time) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the same day as the facsimile transmission by any other means permitted herein; (c) if delivered by overnight courier, on the date that delivery is first attempted; or (d) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted.  Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party.  Notices shall be deemed effective upon receipt.

18.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to the choice of law provisions thereof.

19.

Attorneys' Fees.  In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys' fees incurred in connection with such action or proceeding.

20.

Construction.  Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders.  The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement.  Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement.  This Agreement shall be construed as though all parties had drafted it.

21.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

IN WITNESS WHEREOF, Executive has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.

“Company”:

PREDICTIVE TECHNOLOGY GROUP, INC.

By:______________________________

Name:___________________________

Title:____________________________

Address:

Predictive Technology Group, Inc.

Attn:  CEO

2735 Parleys Way, Suite 205

Salt Lake City, Utah 84109

Fax: (801) 487-2477

“Executive”:

_________________________________

Individually

Address:

_______________________

_______________________

EXHIBIT A

EXCLUDED INVENTIONS

EXHIBIT B

(FORM OF STOCK OPTION GRANTS)

PREDICTIVE TECHNOLOGY GROUP, INC.

 STATUTORY STOCK OPTION AGREEMENT

UNDER THE 2015 STOCK OPTION PLAN

THIS AGREEMENT is made as of ________, 2018, between Predictive Technology Group, Inc., a Nevada corporation (the "Company"), and _______ (the "Optionee").

THE PARTIES AGREE AS FOLLOWS:

1. Option Grant. The Company hereby grants to Optionee an option (the "Option") to purchase the number of shares of the Company's common stock (the "Shares"), for an exercise price per share (the "Option Price") and based upon a Grant Date, all as set forth below:

Shares under option: ______

Option Price per Share: $____

Grant Date: _____

The Option will be subject to all of the terms and conditions set forth herein and in the Company's 2015 Stock Option Plan (the "Option Plan"), a copy of which has been provided to Optionee and is incorporated by reference. The Option granted hereunder are incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2. Installment Exercises.

Subject to such further limitations as are provided herein, the Option shall become exercisable in _____ installments, Optionee having the right hereunder to purchase from the Company the following number of Shares upon exercise of the Option, on and after the following dates, in cumulative fashion:

_____________________________

_____________________________

3. Shareholder Rights. No rights or privileges of a shareholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a shareholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised.

4. Termination. Subject to earlier termination as provided in the Option Plan, this Option will expire, unless previously exercised in full, on the ten year anniversary of the Grant Date.

5. Terms of the Option Plan. Optionee understands that the Option Plan includes important terms and conditions that apply to this Option. Those terms include (without limitation): important conditions to the right of Optionee to exercise the Option; important restrictions on the ability of Optionee to transfer the Option or to transfer Shares received upon exercise of the Option; and early termination of the Option following the occurrence of certain events, including Optionee no longer being an employee, director, consultant or independent contractor to or of the Company or its subsidiaries. Optionee acknowledges that he or she has read the Option Plan, agrees to be bound by its terms, and makes each of the representations required to be made by Optionee under it.

6. Nondisclosure. Optionee covenants and agrees that Optionee will not directly or indirectly disclose to other employees, affiliates, advisors, consultants or members of the Company any details relating to this Option, including, but not limited to, the option price, the Shares under Option, the vesting terms, the grant dates or other information relating hereto (“Confidential Information”). In the event that Confidential Information is disclosed in a manner that is prohibited by this Section 6, the Company will have the option at any time and from time to time to terminate this Option in whole or in part. Nothing in this Section 6, however, will prohibit the Optionee from disclosing Confidential Information if such information (a) was legally in the public domain prior to the time of disclosure by the Optionee, (b) is now or subsequently becomes generally available to the public through no fault of Optionee, (c) is disclosed at the request of the Company’s president or a member of its board of directors, or (d) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the Optionee.

7. Miscellaneous. Neither the adoption of the Option Plan nor the grant of the Option (a) shall confer upon Optionee any right to continue as a director or employee of, or consultant or advisor to, the Company or (b) shall affect in any way the right of the Company to terminate the employment or other service of Optionee at any time. This Agreement (together with the Option Plan) sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. This Agreement will be governed by the substantive law of the State of Nevada, and may be executed in counterparts. The parties hereby have entered into this Agreement as of the date set forth above.

PREDICTIVE TECHNOLOGY GROUP, INC.

By: _______________________________

Title:

"OPTIONEE"_____________________________